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                 DUANE READE INC. ADOPTS SHAREHOLDER RIGHTS PLAN


         NEW YORK, September 9, 2002 -- Duane Reade Inc. (NYSE: DRD) announced today that its Board of Directors adopted a Shareholder Rights Plan designed to enhance the Board's ability to protect shareholders against, among other things, unsolicited attempts to acquire control of the Company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of the Company and its shareholders. The Plan is not being adopted in response to any specific effort to acquire control of the Company.

         Under the Plan, each common shareholder of the Company at the close of business on September 30, 2002 will receive a dividend of one right for each share held of the Common Stock of the Company. Each right entitles the holder to purchase from the Company, in certain circumstances described below, one one-thousandth of a share of newly created Series A Preferred Stock of the Company for an initial purchase price of $130. The rights distribution is not taxable to shareholders.

         Initially the rights will be represented by the Company's Common Stock certificates and will not be exercisable. The rights will become exercisable 10 days after any person has become the beneficial owner of 15% or more of the Company's Common Stock or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock of the Company.

         If any person becomes the beneficial owner of 15% or more of the Company's Common Stock, each right will entitle the holder, other than the acquiring person, to purchase for the purchase price of the right Company Common Stock or common stock of the acquiring person having a value of twice the purchase price.

         The Company may redeem the rights at a price of $.01 per right at any time prior to the tenth day after any person has become the beneficial owner of 15% or more of the Common Stock of the Company. The rights will expire on September 30, 2012 unless earlier exchanged or redeemed.

         Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of June 29, 2002, the Company operated 218 stores. Duane Reade maintains a website at http://www.duanereade.com.

         Contacts:

         Duane Reade Inc.
         John Henry, SVP - Chief Financial Officer
         +1-212-273-5746

         FD Morgen-Walke
         Cara O'Brien/Athan Dounis
         Press - Laura Novak
         +1-212-850-5600